PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Adam Basch
Dan Sink, Chief Financial Officer	Financial Analyst
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Announces Resignation of Trustee

INDIANAPOLIS— (BUSINESS WIRE)—January 11, 2013—Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today that Darell E. “Gene” Zink has resigned as a trustee of the Company’s Board of Trustees.  Mr. Zink’s resignation is not as a result of any disagreement on any matter relating to the Company’s operations, policies or practices.

“I have truly enjoyed my service as a trustee of Kite Realty and it was a unique privilege to have served on this board,” said Mr. Zink.  “I believe the Company is well-positioned to execute on its business strategy and has a bright future.”

John A. Kite, the Company’s Chairman of the Board and Chief Executive Officer, commented “On behalf of the Company, I want to thank Gene for his dedication and guidance over the past four years.  Gene has been an outstanding resource for the Company and we wish him well.”

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. At September 30, 2012, the Company owned interests in a portfolio of 60 operating and redevelopment properties totaling approximately 8.9 million square feet and an additional two properties currently under in-process development totaling 0.6 million square feet.

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